Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of EZCORP, Inc. and subsidiaries dated November 26, 2014 (November 9, 2015 as to the effects of the restatement discussed in Note 22; December 23, 2015 as to Note 3 (relating to the adjustments for discontinued operations arising in 2015) and Note 18 (relating to the change in reportable segments in 2015); December 14, 2016 as to the effects of the restatement discussed in Note 2) (which report expresses an unqualified opinion; includes an explanatory paragraph that the retrospective adjustments for the adoption of ASU 2014-08 were audited by other auditors; and includes an explanatory paragraph related to the restatement of the 2014 consolidated financial statements) appearing in the Annual Report on Form 10-K of EZCORP, Inc. for the year ended September 30, 2016.

/s/ DELOITTE & TOUCHE LLP

Austin, TX
December 23, 2016